Exhibit 99

Dillard’s, Inc. Names Lloyd Garrison as CDI Contractors, LLC Chief Executive Officer

LITTLE ROCK, Ark.--(BUSINESS WIRE)--January 7, 2009--Dillard’s Inc. (NYSE: DDS) (“Dillard’s”) announced that Lloyd Garrison has been named chief executive officer of Arkansas-based CDI Contractors, LLC (“CDI”). Mr. Garrison has been employed with CDI since 1987, most recently serving as president, and has over 30 years of experience in the construction industry. William Clark,II, former chief executive officer of CDI, has resigned to pursue other interests. All other CDI officers and members of the management team remain with CDI.

Dillard's President Alex Dillard stated, "We have reluctantly accepted William’s resignation and wish him the best in his future endeavors. We look forward to working with Lloyd and his team at CDI to pursue compelling projects and to grow the business."

CDI Chief Executive Officer Lloyd Garrison stated, “Under the leadership of William Clark and his father, Bill, CDI has established a strong legacy of providing the highest level of construction services available supported by the strongest team in the industry. CDI will continue to provide our clients with that exceptional level of service.”

Additionally, Dillard’s announced that it is no longer considering strategic options with regard to its interest in CDI Contractors, LLC and underscored its commitment to serving current and future CDI clients at the highest possible level.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations